Tredegar Corporation	Contact:
Corporate Communications	Mitzi S. Reynolds
1100 Boulders Parkway	Phone: 804/330-1134
Richmond, Virginia 23225	Fax: 804/330-1177
E-mail: invest@tredegar.com	E-mail: mitzireynolds@tredegar.com

Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS THIRD-QUARTER RESULTS

RICHMOND, Va., November 2, 2005 – Tredegar Corporation (NYSE:TG) reported third-quarter income from continuing operations of $7.6 million (20 cents per share) compared to $15.3 million (40 cents per share) in 2004. Earnings from manufacturing operations were $8.8 million (23 cents per share) versus $9.9 million (26 cents per share) last year. Third-quarter sales were up to $240.7 million from $222.5 million in 2004. A summary of third-quarter and year-to-date results from continuing operations is shown below:

(In millions, except per-share data)	Third Quarter Ended September 30		Nine Months Ended September 30

	2005	2004	2005	2004

Sales	$240.7	$222.5	$717.2	$634.5
Income from continuing operations as reported under
generally accepted accounting principles (GAAP)	$7.6	$15.3	$15.3	$22.9
After-tax effects of:
Loss associated with plant shutdowns, asset
impairments and restructurings	1.1	2.0	9.5	13.0
Loss from AFBS (formerly Therics) ongoing operations	.1	1.4	2.3	4.7
Gains from sale of assets and other items	—	(8.8)	(1.8)	(13.0)

Income from manufacturing operations*	$8.8	$9.9	$25.3	$27.6

Diluted earnings per share from continuing operations as
reported under GAAP	$.20	$.40	$.40	$.60
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset
impairments and restructurings	.03	.05	.25	.34
Loss from AFBS (formerly Therics) ongoing operations	—	.04	.06	.12
Gains from sale of assets and other items	—	(.23)	(.05)	(.34)

Diluted earnings per share from manufacturing operations*	$.23	$.26	$.66	$.72

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, AFBS’ (formerly Therics, Inc.) ongoing operations, and gains from sale of assets and other items have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude AFBS. On June 30, 2005, substantially all of the assets of AFBS were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

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TREDEGAR EARNINGS, page 2

Norman A. Scher, Tredegar’s president and chief executive officer, said: “Third-quarter earnings from manufacturing were down compared to last year, with strong results in films being offset by substantially lower profits in aluminum. Higher energy and resin costs continue to affect overall performance, making it very difficult to forecast future results. Profits in films were significantly higher, reflecting growth in surface protection, elastic and apertured materials. Given the intense upward pressure on resin costs, and the timing lag between these rising costs and corresponding price increases, we expect a significant decline in fourth-quarter profits from year-ago levels.”

Scher added: “Third-quarter profits in aluminum were down from 2004 due mainly to the continuing escalation of energy costs. Results were also hurt by strength in the Canadian Dollar and weakness in Canadian markets. While we’ve raised prices to help offset increasing costs, we expect higher energy costs to continue to suppress profits in this business, especially as we enter the seasonally weak winter months. In summary, rising energy and resin costs will certainly dampen near-term results. The extent and duration of this negative impact is very difficult to predict.”

MANUFACTURING OPERATIONS

Film Products

Third-quarter net sales in Film Products were $116.4 million, up 11% from $104.6 million in 2004. The increase in sales was due to the pass-through of higher raw material costs and growth in new product sales. Operating profit from ongoing operations improved to $13.8 million, up 25% from $11.0 million last year. The profit improvement was driven primarily by continued growth in higher value-added products including surface protection, elastic and apertured materials. Volume was 66.1 million pounds, down 6% from 70.1 million pounds last year. Last year’s volume included 2.4 million pounds associated with the divested films business in Argentina.

Compared to the second quarter ended June 30, net sales and volume in the third quarter increased 5% and 3%, respectively. Third-quarter operating profit from ongoing operations was up 21% over the second quarter due to higher sales of value-added products.

Fourth-quarter profits in films are expected to decline significantly from year-ago levels. Hurricane-related supply shortages have driven resin prices to record levels. The continuing rise in resin prices, combined with the lag in related selling price adjustments, are causing greater volatility in quarter-to-quarter profit levels.

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TREDEGAR EARNINGS, page 3

In the third quarter, average domestic prices for low-density polyethylene (LDPE) resin in the U.S. increased 5% over second-quarter levels, while actual resin prices increased 32% from June to September. Since the bulk of the resin price increases occurred late in the quarter, the impact on third-quarter operating profit was relatively minor. Significant increases have already occurred in October and are expected to continue during the fourth quarter. Resin prices in Europe are exhibiting similar trends.

To mitigate the impact of resin price fluctuations, Film Products has index-based pass-through agreements for the majority of its business. However, under certain agreements, changes in resin costs are not passed through for an average period of 90 days. This lag between cost increases and corresponding selling price adjustments is expected to have a significant negative impact on fourth-quarter profits. For non-indexed customers, Film Products has announced price increases, which the company hopes will further mitigate the impact of rising resin and freight costs.

Year-to-date net sales were $344.3 million, up 14%, versus $301.9 million in 2004. Operating profit from ongoing operations was $36.8 million, up 15% compared to $31.9 million in 2004. Year-to-date volume decreased to 197.8 million pounds from 210.4 million pounds.

Capital spending in Film Products for the first nine months of 2005 totaled $39 million and is expected to be approximately $55 million for the year. Expenditures have been directed primarily at capacity expansions for surface protection, elastic and apertured materials and a new global information system.

Aluminum Extrusions

Third-quarter net sales in Aluminum Extrusions were $118.1 million, up 5% from $112.1 million in 2004 due to higher raw material-driven selling prices. Operating profit from ongoing operations declined 41% to $4.4 million, down from $7.4 million in 2004. The profit decline was due to a $2.3 million increase in energy costs and a negative impact of $900,000 caused by appreciation of the Canadian Dollar. Third-quarter volume was flat versus last year at 63.9 million pounds, as a relatively strong performance in U.S. operations was offset by softer demand across all Canadian markets.

Costs for natural gas, electricity and diesel fuel continue to increase. Natural gas prices have risen more than 75% since the second quarter, with the NYMEX natural gas monthly settlement increasing from $6.12 mmBtu in June to $10.85 mmBtu in September. For every $1 mmBtu change in the price of natural gas, the company expects a corresponding operating profit impact of approximately $150,000 per month. Aluminum Extrusions has increased selling prices in an effort to buffer the negative impact of rising energy costs.

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TREDEGAR EARNINGS, page 4

Year-to-date net sales were $354.0 million, up 12% from $316.2 million in 2004. Operating profit from ongoing operations for the nine-month period declined 24% to $14.6 million from $19.3 million in 2004 due to higher energy costs (approximately $4 million) and strength of the Canadian Dollar (about $3 million). Year-to-date volume increased slightly to 185.7 million pounds from 183.8 million pounds in 2004.

Capital expenditures for the first nine months of 2005 totaled $10 million and are expected to be approximately $15 million for the year.

OTHER ITEMS

Third-quarter results include a net after-tax charge of $1.1 million (3 cents per share) for plant shutdowns, asset impairments and restructurings primarily associated with charges related to Film Products’ relocation of its R&D and technical operations to Richmond. The after-tax charge for plant shutdowns, asset impairments and restructurings for the third quarter of 2004 was $2.0 million (5 cents per share).

Year-to-date net after-tax charges for plant shutdowns, asset impairments and restructurings were $9.5 million (25 cents per share) and were primarily related to the second-quarter sale of AFBS (formerly Therics, Inc.). Comparable charges in 2004 totaled $13.0 million (34 cents per share). Year-to-date after-tax gains from the sale of assets and other items were $1.8 million (5 cents per share) compared to $13.0 million (34 cents per share) in 2004.

Additional details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

Net debt (debt net of cash) was $95.6 million or about one times the last twelve months adjusted EBITDA from manufacturing operations. The company expects to refinance its debt, which matures on September 30, 2006, by the end of 2005 with a new multi-year revolving credit facility.

See notes to financial tables for reconciliations to comparable GAAP measures.

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TREDEGAR EARNINGS, page 5

QUARTERLY CONFERENCE CALL

Tredegar management will host a conference call on November 3 at 10:00 a.m. EST to discuss its earnings results. Individuals can access the call by dialing 800-772-8997. Individuals calling from outside the United States should dial 416-695-9712. A replay of the call will be available through November 10 by dialing 888-509-0082 (domestic) or 416-695-5275 (international).

Alternatively, individuals may listen to the live audio webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of third-quarter results” link on the home page. An archived version of the call will be available for replay on the Web site.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

The words “believe,” “hope,” “expect,” “are likely,” and similar expressions may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to the following:

Film Products is highly dependent on sales to one customer, which comprised approximately 27% of Tredegar’s net sales in 2004. The loss or significant reduction of sales associated with this customer would have a material adverse effect on our business, as would delays in this customer rolling out products utilizing new technologies developed by Film Products.

Growth of Film Products depends on its ability to develop and deliver new products at competitive prices, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While Film Products has substantial technical resources, there can be no assurance that its new products can be brought to market successfully, or if brought to market successfully, at the same level of profitability and market share of replaced films. A shift in customer preferences away from Film Products’ technologies, its inability to develop and deliver new profitable products, or delayed acceptance of its new products in domestic or foreign markets, could have a material adverse effect on Tredegar. In the long term, growth will depend on Film Products’ ability to provide innovative materials at or below current material costs, including lowering equipment and other capital costs.

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TREDEGAR EARNINGS, page 6

Sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. Aluminum Extrusions’ market segments are also subject to seasonal slowdowns during the winter months. The markets for Aluminum Extrusions’ products are marked by differences between the Canadian and U.S. markets. They are also highly competitive with product quality, service, delivery performance and price being the principal competitive factors. Although Aluminum Extrusions targets complex, customized, service-intensive business compared to higher volume, standard extrusion applications, Aluminum Extrusions is under increasing domestic and foreign competitive pressures. Foreign imports, primarily from China, currently represent less than 5% of the North American aluminum extrusion market. Foreign competition to date has been primarily large volume, standard extrusion profiles that impact some of our less strategic end-use markets. Market share erosion in other end-use markets remains possible.

Tredegar’s substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations. Risks inherent in international operations include the following, by way of example: changes in general economic conditions, potential difficulty enforcing agreements and intellectual property rights, restrictions on foreign trade or investment, fluctuations in exchange rates, imposition of additional taxes on our foreign income, nationalization of private enterprises and unexpected adverse changes in foreign laws and regulatory requirements.

Tredegar’s future performance is also influenced by the costs incurred by Tredegar’s operating companies, including the cost of energy and raw materials. These costs include, without limitation, the cost of resin (the raw material on which Film Products primarily depends), natural gas (the principal fuel necessary for Aluminum Extrusions’ plants to operate), electricity and diesel fuel. Resin and natural gas prices have risen significantly and may continue to do so in the future. There is no assurance that cost control efforts will be sufficient to offset any additional future declines in revenues or increases in energy, raw materials or other costs. Tredegar attempts to mitigate the effects of increased costs through price increases, but there are no assurances that higher selling prices can be effectively passed through to Tredegar’s customers.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

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TREDEGAR EARNINGS, page 7

To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004

Sales	$240,716	$222,515	$717,197	$634,487
Other income (expense), net (a) (c)	(394)	8,232	3,104	14,690

	240,322	230,747	720,301	649,177

Cost of goods sold (a)	201,917	185,087	604,346	526,314
Freight	6,281	5,759	18,626	16,054
Selling, R&D and general expenses (a)	17,597	18,708	56,417	55,275
Amortization of intangibles	50	90	262	224
Interest expense	1,196	707	3,252	2,228
Asset impairments and costs associated with exit and
disposal activities (a) (b)	1,159	2,876	12,517	19,663

	228,200	213,227	695,420	619,758

Income before income taxes	12,122	17,520	24,881	29,419
Income taxes (c)	4,465	2,228	9,542	6,519

Net income (a) (b) (c) (d)	$7,657	$15,292	$15,339	$22,900

Earnings per share:
Basic	$.20	$.40	$.40	$.60
Diluted	.20	.40	.40	.60

Shares used to compute earnings per share:
Basic	38,465	38,317	38,453	38,261
Diluted	38,565	38,519	38,598	38,457

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net Sales
Film Products	$116,350	$104,570	$344,305	$301,940
Aluminum Extrusions	118,085	112,051	354,014	316,227
AFBS (formerly Therics) (b)	—	135	252	266

Total net sales	234,435	216,756	698,571	618,433
Add back freight	6,281	5,759	18,626	16,054

Sales as shown in the Consolidated
Statements of Income	$240,716	$222,515	$717,197	$634,487

Operating Profit
Film Products:
Ongoing operations	$13,822	$10,966	$36,796	$31,853
Plant shutdowns, asset impairments and
restructurings, net of gains on sale of assets (a)	(1,225)	(2,681)	(812)	(8,718)

Aluminum Extrusions:
Ongoing operations	4,362	7,376	14,580	19,340
Plant shutdowns, asset impairments and
restructurings (a)	(406)	(195)	(1,246)	(9,921)
Other (c)	—	7,316	—	7,316

AFBS (formerly Therics) (b):
Ongoing operations	—	(2,204)	(3,467)	(7,238)
Loss on investment in Therics, LLC	(91)	—	(91)	—
Plant shutdowns, asset impairments and
restructurings (a)	—	—	(10,049)	(1,024)

Total	16,462	20,578	35,711	31,608
Interest income	146	86	386	232
Interest expense	1,196	707	3,252	2,228
Gain on the sale of corporate assets (c)	—	—	61	6,547
Corporate expenses, net (a)	3,290	2,437	8,025	6,740

Income before income taxes	12,122	17,520	24,881	29,419
Income taxes (c)	4,465	2,228	9,542	6,519

Net income (a) (b) (c) (d)	$7,657	$15,292	$15,339	$22,900

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2005	December 31, 2004
Assets

Cash & cash equivalents	$23,447	22,994
Accounts & notes receivable, net	131,816	117,314
Income taxes recoverable	8,627	—
Inventories	52,806	65,360
Deferred income taxes	6,657	10,181
Prepaid expenses & other	3,947	4,689

Total current assets	227,300	220,538

Property, plant & equipment, net	326,768	316,692
Other assets	97,476	89,261
Goodwill & other intangibles	138,091	142,983

Total assets	$789,635	769,474

Liabilities and Shareholders’ Equity

Accounts payable	$63,401	63,852
Accrued expenses	40,485	38,141
Income taxes payable	—	1,446
Current portion of long-term debt (e)	115,197	13,125

Total current liabilities	219,083	116,564

Long-term debt	—	90,327
Deferred income taxes	72,016	71,141
Other noncurrent liabilities	11,030	11,000
Shareholders’ equity	487,506	480,442

Total liabilities and shareholders’ equity	$789,635	769,474

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30
	2005	2004
Cash flows from operating activities:
Net income	$15,339	$22,900
Adjustments for noncash items:
Depreciation	28,203	24,919
Amortization of intangibles	262	224
Deferred income taxes	6,801	(614)
Accrued pension income and postretirement benefits	(1,611)	(3,065)
Gain on sale of assets	(2,507)	(6,547)
Loss on asset impairments and divestitures	6,556	13,831
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(15,327)	(34,718)
Inventories	12,631	(6,292)
Income taxes recoverable	(8,627)	61,505
Prepaid expenses and other	789	(603)
Accounts payable	(3,169)	11,181
Accrued expenses and income taxes payable	(1,132)	1,238
Other, net	(2,767)	(460)

Net cash provided by operating activities	35,441	83,499

Cash flows from investing activities:
Capital expenditures	(49,027)	(39,983)
Acquisitions	—	(1,420)
Novalux investment	—	(5,000)
Proceeds from the sale of assets and property disposals	3,368	8,230
Other, net	737	(197)

Net cash used in investing activities	(44,922)	(38,370)

Cash flows from financing activities:
Dividends paid	(4,641)	(3,068)
Debt principal payments	(33,875)	(67,724)
Borrowings	45,620	29,275
Book overdrafts	3,642	—
Proceeds from exercise of stock options	406	1,588

Net cash provided by (used in) financing activities	11,152	(39,929)

Effect of exchange rate changes on cash	(1,218)	204

Increase in cash and cash equivalents	453	5,404
Cash and cash equivalents at beginning of period	22,994	19,943

Cash and cash equivalents at end of period	$23,447	$25,347

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended September 30, 2005
	Film Products	Aluminum Extrusions	AFBS (formerly Therics) (b)	Total
Operating profit (loss) from ongoing operations	$48.2	$17.9	$(6.1)	$60.0
Allocation of corporate overhead	(7.9)	(3.2)	—	(11.1)
Add back depreciation and amortization	25.6	11.3	.7	37.6

Adjusted EBITDA (f)	$65.9	$26.0	$(5.4)	$86.5

Selected balance sheet and other data as of September 30, 2005:
Net debt (g)	$95.6
Shares outstanding	38.6

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the third quarter of 2005 include:

•	Pretax charges of $906,000 for severance and other employee-related costs in connection with restructurings in Film Products ($514,000), Aluminum Extrusions ($207,000), and at corporate headquarters ($185,000; included in “Corporate expenses, net” in the Operating Profit by Segment table);

•	A net pretax charge of $595,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products (of this amount, $657,000 in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•	A pretax charge of $198,000 related to the shutdown of the aluminum extrusions facility in Aurora, Ontario; and

•	Pretax charges of $117,000 for accelerated depreciation related to restructurings in Film Products.

Plant shutdowns, asset impairments and restructurings in the first nine months of 2005 include:

•	A pretax charge of $10 million related to the sale or assignment of substantially all of AFBS’ (formerly Therics) assets, including asset impairment charges of $5.6 million, lease-related losses of $3 million and severance and other transaction-related costs of $1.4 million (see Note (b) for additional information);

•	Pretax charges of $1.8 million related to severance and other employee-related costs in connection with restructurings in Film Products ($991,000), Aluminum Extrusions ($648,000) and at corporate headquarters ($185,000; included in “Corporate expenses, net”in the Operating Profit by Segment table);

•	A pretax gain of $1.6 million related to the shutdown of the films manufacturing facility in New Bern, North Carolina, including a $1.8 million gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), partially offset by shutdown-related expenses of $225,000;

•	A pretax charge of $1 million for process reengineering costs associated with the implementation of a global information system in Film Products (included in “Costs of goods sold” in the condensed consolidated statements of income);

•	A net pretax charge of $725,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products (of this amount, $1.2 million in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•	A pretax gain of $653,000 related to the shutdown of the films manufacturing facility in Carbondale, Pennsylvania, including a $630,000 gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), and the reversal to income of certain shutdown-related accruals of $23,000;

•	A net pretax charge of $597,000 related to the shutdown of the aluminum extrusions facility in Aurora, Ontario, including $1.1 million of shutdown-related costs, partially offset by the reversal to income of certain severance and employee-related accruals of $474,000;

•	A pretax gain of $508,000 for interest receivable on tax refund claims (included in “Corporate expenses, net” in the net sales and operating profit by segment table and “Other income (expense), net” in the condensed consolidated statements of income); and

•	Pretax charges of $322,000 for accelerated depreciation related to restructurings in Film Products.

Plant shutdowns, asset impairments and restructurings in the third quarter of 2004 include:

•	Pretax charges of $828,000 for accelerated depreciation related to plant shutdowns and restructurings in Film Products;

•	A pretax charge of $709,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products;

•	Pretax charges of $617,000 related to severance and other costs associated with the planned shutdown of the films manufacturing facility in New Bern, North Carolina;

•	A pretax charge of $357,000 related to the sale of the films business in Argentina;

•	A pretax charge of $195,000 related to the planned shutdown of the aluminum extrusions facility in Aurora, Ontario; and

•	A pretax charge of $170,000 for additional costs incurred related to a plant shutdown in Film Products.

Plant shutdowns, asset impairments and restructurings in the first nine months of 2004 include:

•	A pretax charge of $9.8 million related to the planned shutdown of the aluminum extrusions facility in Aurora, Ontario, including asset impairment charges of $7.1 million and severance and other costs of $2.7 million;

•	A pretax charge of $3 million related to the sale of the films business in Argentina;

•	Pretax charges of $2.5 million related to accelerated depreciation from plant shutdowns and restructurings in Film Products;

•	Pretax charges of $1.5 million related to severance and other costs associated with the planned shutdown of the films manufacturing facility in New Bern, North Carolina;

•	A pretax charge of $879,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;

•	A pretax charge of $709,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products;

•	Pretax charges of $575,000 in Film Products and $146,000 in Aluminum Extrusions related to asset impairments;

•	Pretax charges of $470,000 for additional costs incurred related to plant shutdowns in Film Products; and

•	A pretax charge of $145,000 related to severance costs in AFBS (formerly Therics).

(b)	On June 30, 2005, substantially all of the assets of AFBS, Inc. (formerly Therics, Inc.), a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar. AFBS retained substantially all of its liabilities in the transaction, which included customary indemnification provisions for pre-transaction liabilities. AFBS received a 17.5% equity interest in the new company valued at $170,000 and a 3.5% interest in Theken Spine, LLC valued at $800,000, along with potential future payments on the sale of certain products by Therics, LLC.

(c)	Gain on the sale of corporate assets for the first nine months of 2005 include a gain of $61,000 related to the sale of corporate real estate. Gain on the sale of corporate assets for the first nine months of 2004 include gains of $6.1 million related to the sale of public equity securities and $413,000 on the sale of corporate real estate.

Income taxes in 2004 include a third-quarter tax benefit of $4 million related to the reversal of income tax contingency accruals upon favorable conclusion of IRS and state examinations through 2000.

The other pretax gain in 2004 of $7.3 million included in the Aluminum Extrusions section of the operating profit by segment table is comprised of the present value of an insurance settlement of $8.4 million (future value of $8.5 million) associated with environmental costs related to prior years, partially offset by accruals for expected future environmental costs of $1 million. The company received $5.2 million of the $8.5 million insurance settlement in September of 2004 and recognized receivables at present value for future amounts due ($1.5 million received in February of 2005 and $1.8 million due in February 2006). The gain from the insurance settlement is included in “Other income (expense), net” in the condensed consolidated statements of income, while the accruals for expected future environmental costs are included in “Cost of goods sold.”

(d)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $11.4 million for the third quarter of 2005 and income of $19.5 million for the third quarter of 2004. Comprehensive income (loss) was income of $10.9 million for the first nine months of 2005 and income of $22.5 million for the first nine months of 2004. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(e)	Tredegar expects to refinance its debt by the end of 2005 with a new multi-year revolving credit facility. Under the current credit agreement, $3.8 million is due for each of the next three quarters with the remainder due on September 30, 2006.

(f)	Adjusted EBITDA represents income from operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(g)	Net debt is calculated as follows (in millions):

Debt	$115.2
Less: Cash and cash equivalents, net of overdrafts	(19.6)

Net debt	$95.6